Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made this 17th day of December, 2012, by and between BioLargo, Inc., a Delaware corporation and its wholly owned subsidiary BioLargo Life Technologies, Inc., a California corporation, having a principal place of business at 16150 Heron Avenue, La Mirada, California (collectively referred to as “BioLargo”), and Clyra Medical Technologies, Inc., a California corporation having a principal place of business at 16150 Heron Avenue, La Mirada, California (“Clyra”). Each of BioLargo and Clyra is a “Party”, and are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, BioLargo has developed a proprietary iodine technology protected under certain patents that disclose and claim significant and commercially viable inventions which Clyra desires to make, use, sell and sublicense in the medical field; and

WHEREAS, the parties desire to set forth their rights and obligations under an arrangement whereby BioLargo licenses to Clyra its technology in the advanced wound care industry, which can be expanded to other medical products;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

1.             Definitions.

a.     Bankruptcy Act means Title 11 of the United States Code, as now or hereafter in effect or any successor statute.

b.     Effective Date means the date first written above.

c.     Field of Use means the commercial field of human “Wound Care” (“Wound Care” is defined below) in the medical, dental and ophthalmologic fields of prescription based products. “Field of Use” does NOT include products or processes intended for use on surfaces (e.g., disinfection of a hospital floor or other a hard surface) or other devices usable in a medical setting (e.g., disinfection of a metal instrument used to treat a patient). “Field of Use” does NOT include over-the-counter products available without a prescription;

d.     Licensed Processes means any method, process, modality, procedure, practice, or course of action within the Field of Use covered by a claim of Patent Rights,

e.     Licensed Products means any article, kit, equipment, system, method, apparatus or unit within the Field of Use covered by a claim of Patent Rights.

f.     Licensee means Clyra Medical Technologies, Inc., California corporation number C3477029, originally formed as “BioLargo Medical Group, Inc.”

g.     Licensor means BioLargo, Inc., a Delaware corporation and its wholly owned subsidiary BioLargo Life Technologies, Inc., a California corporation.

h.     Net Sales Revenue means gross sales revenue less any taxes, returns, allowances, quantity discounts, freight, and insurance when the same are actually paid or allowed.

i.     Expanded Fields of Use means the following fields of use for which Licensee has first option to exploit prescribed products (not products sold without prescription over-the-counter) upon the execution of a license agreement based on commercially reasonable terms:

i.	Ostomy care

ii.	Continence care

iii.	Bowel care

iv.	Tube fasteners

v.	Dermatology: acne, antifungals

vi.	Burn care: washes, cleansers, ointments, dressings, garments

vii.	Biologics

viii.	Surgical: sutures, skin prep, scrubs, garments

ix.	Hemostatic Agents

x.	Acute: commoditized products (e.g. impregnated gauze, band aids, IV kits, PIC line preps)

xi.	Coatings: implants, stents, sutures, catheters

xii.	Oral/Dental/Periodontics : mouthwash and rinse, hydration for patients

xiii.	Ophthalmologic: eye wash, eye drops, etc.

j.     Patent Rights means:

i.	The following U.S. Patent Numbers (“U.S. Patents”), and corresponding patents and applications in other countries:

●	8,021,610: Systems providing antimicrobial activity to an environment

●	7,943,158: Absorbent systems providing antimicrobial activity

●	7,867,510: Material having antimicrobial activity when wet

●	6,328,929: Method of delivering disinfectant in an absorbent substrate

●	6,146,725: Absorbent composition

●	And, such other patents or patent applications developed by BioLargo and applicable to the Fields of Use, which may be amended to this agreement from time to time by mutual agreement of the parties.

k.     Wound Care means articles, compositions, and methods for medical treatment to treat a condition comprising damage to a human patient, the condition including substantive traumatic or non-traumatic breach of the derma. Such medical treatment may include extended application of an article of manufacture (wraps, bandages, bandaids and appliqués) over the epidermis, or wipes or direct application of medication such as liquid, ointment, spray, cream or paste. As non-limiting examples of traumatic damage are cuts, scrapes, punctures, incisions and other intentional or accidental penetration damage through the epidermis. As non-limiting examples of non-traumatic damage are treatment, prophylaxis or prevention of sores, topical infections, insect bites, sub-epidermal infections, boils, and lesions (in the absence of a previous wound at the site). “Wound Care” includes surgical damage to tissues and organs during surgical or other medical procedures as well as from accidental damage to tissues and organs. Surgical and medical procedures, and traumatic events, also include care of the mouth, gums, eyes, optical system and all other organs and tissues. “Wound Care” does NOT include products intended for the treatment of animals.

2.             Grant of License.

a.     Upon full, complete and indefeasible payment of the Initial License Fee (defined in Paragraph 3.a below), subject to the loss of exclusivity pursuant to Paragraph Error! Reference source not found., and unless otherwise terminated pursuant to Paragraph 9 below, Licensor grants to Licensee a world-wide, exclusive, non-assignable, royalty-bearing license (the “License”) under the Patent Rights in the Field of Use, to make, have made, use, sell, offer for sale, and import Licensed Products for use within the Field of Use and to practice Licensed Processes in the Field of Use. In addition, so long as Licensee is current on its payment of the Initial License Fee, Licensee has first option to expand the Field of Use to the “expanded fields of use” defined above upon commercially reasonable terms to be negotiated at the time of option.

b.     Limitations. This grant of license rights is subject to the following limitations:

i.     the rights granted herein are granted only to the extent defined and described herein within the Field of Use and for such time period that Licensee is in compliance with the terms and conditions set forth herein;

ii.     no right or license is granted or implied to the Licensee or any person claiming through the Licensee under any patent or patent application other than those specifically identified as the Patent Rights;

iii.     the Licensor reserves to itself all intellectual property rights that are not expressly granted by this Agreement; and

iv.     nothing herein should be construed to grant the Licensee the right to register or claim any trademark or trade name confusingly similar in sound, appearance or meaning to those claimed or registered by Licensor.

c.     Research and Development. During the Term, Licensee shall have the right, in consultation with Licensor, to conduct research and development activities, and pursue regulatory approval, clinical trials, and all other work necessary to develop and commercialize Licensed Products within the Field of Use. In connection with the rights and obligations of Licensee hereunder, Licensor shall make appropriate personnel available for reasonable telephone and other informal consultations, but shall not, among other things, obligate Licensor personnel to travel, spend a minimum number of hours or engage technical personnel in research or clinical projects, all of which services (“Additional Services”) may be requested by Licensee and shall be subject of further negotiation by the parties including provisions for appropriate consideration therefor.

d.     Reporting. Commencing three months after the Effective Date, and every three months thereafter during the term hereof, Licensee shall submit to Licensor reports detailing all research, development and other activities, including a summary of expenditures on research and development activities, conducted by Licensee concerning or in any manner related to the Patent Rights, Licensed Products or Licensed Processes hereunder during the preceding three-month period. Licensor shall have the right, upon reasonable prior notice, to inspect and audit Licensee’s records concerning the subject matter of each such quarterly report.

e.     Sublicensing. Subject to Licensor’s written approval, such approval to be in Licensor’s sole and absolute discretion, Licensee may enter into an agreement with a third party granting the third party any of the rights granted to Licensee pursuant to this Agreement within the Field of Use, including without limitation pre-license or product development agreements, or agreements to sublicense the Patent Rights within the Field of Use (each, a “Sublicense Agreement”).

3.             Royalty and Payments. In consideration of the License granted to Licensee in Section 2.a, Licensee shall pay to Licensor each of the following royalties and payments:

a.     Initial License Fee. After the “trigger events” defined below, Licensee shall pay to Licensor $50,000 per month (the “Initial License Fee”) pursuant to a promissory note (the “Promissory Note”, attached hereto as Exhibit A) in the face amount of $6,979,039, bearing interest at the rate of six percent, and amortized over twenty years. The monthly payments shall be paid in good and immediately collectible funds. The Initial License Fee is fully earned by Licensor when made, is non-refundable and shall not be credited to royalties or any other fees due pursuant to this Agreement.

i.     Trigger Events. The Promissory Note shall not require payments from Licensee, and no interest on the Note shall accrue, until one of the following conditions are met: (i) Licensee has raised $3,500,000 cash from debt, equity, or other investments; or (ii) Licensee has generated revenues from any source (e.g., the sale of products or sublicense royalties), and in such case, the Promissory Note shall allow Licensee to pay the lesser of 20% of its gross revenues or $50,000, at Licensee’s choice.

b.     Royalty. Starting the Effective Date and continuing until the end of the Term, Licensee shall pay to Licensor an ongoing royalty (the “Royalty”) at the rate of six percent (6%) of Licensee’s Net Sales Revenue from Licensed Products or Licensed Processes, paid quarterly in arrears within thirty days after the end of each calendar quarter. Each Royalty payment shall be paid in good and immediately collectible funds.

c.     Sublicensing Fees. Licensee shall pay to Licensor fifty percent (50%) of any economic benefit or value (including, but not limited to, monies, stock, options, property, equity, milestone payments and royalties) received by Licensee, or any affiliate of Licensee, from any party (each, a “Sublicensing Fee”), arising out of in or connection with the rights granted in this Agreement, or pursuant to any Sublicense Agreement, excluding monies generated through the sale of the Licensee’s debt or equity securities. Each Sublicensing Fee shall be paid in good and immediately collectible funds, and paid in arrears within thirty days after the receipt of any such Sublicensing Fee.

4.             License Term. Subject to early termination pursuant to Section 9, this License Agreement will expire the earlier of (i) the expiration of the last to expire of the Patent Rights, or (ii) on the tenth anniversary of the Effective Date, unless such period is extended in writing by Licensee for up to two additional five year periods, provided that Licensee has committed an Event of Default.

5.             Reporting.

a.     Licensee shall keep full and accurate books of account showing the amount of Royalties and Sublicense Fees due pursuant to this Agreement. These books of account shall be kept at Licensee’s place of business, and shall be made available to Licensor at reasonable times for inspection by an independent certified public account retained by Licensor and shall be kept and made available to Licensor for the later of (i) the end of the Term, including any extensions thereof, or (ii) three years following the end of the calendar year to which they pertain.

b.     Royalty Report. Not later than thirty (30) days after the beginning of each calendar quarter of each year (a “Reporting Period”), Licensee shall deliver to Licensor a true and accurate report (a “Royalty Report”), giving particulars of the business conducted by Licensee during the preceding Reporting Period as are relevant to an accounting for Royalties and Sublicense Fees due under this Agreement. The Royalty Report shall include at least the following: (i) the quantity of Licensed Products sold by Licensee; (ii) the revenues arising from sales of Licensed Products; (iii) the calculated Royalty due to Licensor; (iv) revenues generated by any Sublicense Agreements, identifying the sublicensee, the amount, and the basis of the calculations; and (v) any other revenues received from third parties. Simultaneously with the delivery of each Royalty Report, Licensee shall pay to Licensor the applicable Royalty and Sublicense Fee due, as set forth in Paragraph 3 above.

c.     Not later than 60 days following the end of each fiscal year, Licensee agrees to provide Licensor, at Licensee’s sole expense, a report from an independent certified public accountant which attests to the accuracy of Licensee’s information, computations and the Royalty and Sublicense Fees due for each Reporting Period during the previous fiscal year.

d.     Audit Rights. Licensor shall be entitled, upon no less than five (5) days written notice to Licensee and during business hours at Licensee’s office or such other place as Licensee shall designate within the state of California, to inspect and examine those books and records of Licensee relating to the determination of Royalties or Sublicense Fees set forth in any Royalty Report. The inspection of Licensee’s records shall be performed by a national public accounting firm (a “Qualified Firm”). The examination must be conducted within ten (10) days of such books and records being made available to Licensor (“Examination Period”). The Qualified Firm shall prepare a report indicating the results of the review (the “Audit Report”). If the Audit Report discloses that the amount of Royalties or Sublicense Fees reported to Licensor was incorrect, Licensee shall pay to Licensor the deficiency, unless Licensee disputes the Report within thirty (30) days after the receipt of the Report by Licensee. If Licensee disputes the Report within this thirty (30) day period, Licensee and Licensor shall agree upon another of the national independent accounting firms to review and verify the Royalties and Sublicense Fees, and provide the results thereof to Licensee and Licensor (the “Reconciliation Audit”) and the determination as set forth in the Reconciliation Audit shall be binding upon Licensee and Licensor. All costs and expenses of the auditor generating the Report shall be paid by Licensor unless the audit shows that Licensee understated Royalties or Sublicense Fees in the Royalty Report by more than five percent (5%), in which case Licensee shall pay the cost and expenses of such audit. Notwithstanding the foregoing, in the event the Reconciliation Audit is performed, Licensee and Licensor shall each pay on-half (1/2) of the cost of the Reconciliation Audit. The exercise by Licensor of its audit rights hereunder shall not relieve Licensee of its obligations to pay prior to the request for and inspection and examination of Licensee’s books and records or permit Licensor the right to audit any other sums with the exception of the amounts set forth in this Royalty Report. If Licensor does not elect to exercise its rights to audit during the Audit Period, and/or does not elect to examine the books and records during the Examination Period, then Licensee’s Royalty Report shall conclusively be deemed to be correct and Licensor shall be bound by Licensee's determination. Additionally, Licensor agrees and acknowledges that the audit right as set forth herein and the review of books and records shall be confidential and, with the exception of Licensor’s auditors, Licensor may not disclose or discuss the audit or the results of the audit to any other parties.

6.             IP Ownership.

a.     Ownership of all inventions and discoveries relating to, derivative of, or enhancements or improvements of any of the claims embodied in any to the Patent Rights, the Licensed Products or the Licensed Processes, whether discovered or developed in connection with any of the research and development activities conducted hereunder, or otherwise, shall remain with Licensor. Licensee shall cause each and every one of its officers, employees, independent contractors, subcontractors and other individuals or entities engaged in, having access to, contact with or otherwise employed in any manner with the Licensed Products, Licensed obtain executed nondisclosure and assignment agreements in form and substance as Licensor should from time to time deem necessary or desirable to secure to and for Licensor all right, title and interest in and to each and all of the rights detailed in the preceding sentence and each of such nondisclosure and assignment agreements shall require such officers, employees, independent contractors, subcontractors and other individuals and entities to execute and deliver to Licensor all documents and instruments as Licensor should from time to time deem necessary or desirable to vest all rights therein and thereto exclusively in Licensor.

b.     Licensor shall have the sole and exclusive right, discretion and authority to assert Patent Rights against any third party. Licensor shall have the sole and exclusive right to select counsel and control and direct the assertion of all rights and the prosecution of all actions. Should Licensor elect to enforce Patent Rights against a third party in the Field of Use, which election shall be made by Licensor in its sole and absolute discretion, Licensee shall be obligated to pay fifty percent (50%) of all costs associated with the litigation or other similar proceeding, unless otherwise agreed to in writing. Licensor and Licensee shall share all awards in any such proceedings in an amount based upon the Parties pro-rata contribution to the expenses and costs of any such proceeding.

7.             Marking of Patent Rights. All Licensed Products, including those produced pursuant to the rights granted in any Sublicense Agreement, shall bear a trademark designated by Licensor, and appropriate patent marking, such as “Patent Pending” or reference to specific issued U.S. Patents covering the Licensed Products, pursuant to and in conformance with the guidelines issued from time to time by Licensor. Licensee shall consult with and obtain the written approval of Licensor with respect to any such patent marking. Licensee shall impose the patent marking obligations of this Section 7 on all sublicensees.

8.             Insurance Requirements. Licensee shall maintain, at Licensee’s expense, during the period that any Licensed Product is made, used, sold or otherwise made available to others pursuant to this Agreement, comprehensive liability insurance, including product liability insurance, with a reputable and financially secure insurance carrier(s) to cover the activities of Licensee and its sublicensees, if any, contemplated by this Agreement, for minimum limits of five million dollars ($5,000,000.00) per occurrence. Such insurance shall name Licensor as an additional insured. Licensee shall furnish a Certificate of Insurance, upon request, evidencing coverage of five million dollars ($5,000,000.00) with thirty (30) days of written notice of cancellation or material change to Licensor. Licensee’s insurance shall be written to cover claims incurred, discovered, manifested, or made during the term, or after the expiration, of this Agreement. Licensee shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement. All such liability insurance policies shall be written as primary policies not contributing with and not in excess of coverage which Licensor may carry.

9.             Events of Default and Termination.

a.     This Agreement shall terminate automatically in the event that Licensee files a petition, or has a petition filed against it, under any laws relating to insolvency, including, without limitation, any filing under any provision of the Bankruptcy Act; or enters into any voluntary arrangement for the benefit of its creditors; or appoints, or has appointed on its behalf, a receiver, liquidator or trustee of its property or assets.

b.    The following shall be considered an “Event of Default”:

i.     Licensee’s failure to timely pay to Licensor during a particular Reporting Period an amount equal to at least the sum of the Royalty and Sublicensing Fees due for such Reporting Period;

ii.     Licensee’s failure to timely deliver to Licensor the Report due for a Reporting Period;

iii.     Licensee’s breach or default of the terms of the Promissory Note related to the Initial Licensee Fee.

iv.     Licensee’s assignment of this Agreement in violation of the terms set forth in Section 15.l below.

v.     Licensor’s grant of a license to a third party in the Field of Use during the Term, provided that Licensee has not breached one or more provisions of this Agreement, or otherwise committed an Event of Default;

vi.     Licensor’s failure to pay any necessary fees for the continuation of the U.S. Patents, or any patents granted pursuant to the U.S. Patent Applications; and

vii.     A Change in Control of Licensee, which occurs without the prior written consent of Licensor. Change in Control of Licensee shall be deemed to have occurred if:

(a)     any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Licensee, any trustee or other fiduciary holding securities under any of Licensee’s employee benefit plan, or any entity owned, directly or indirectly, by Licensee’s shareholders (or other equity owners if Licensee is not a corporation at such time) in substantially the same proportions as their ownership of the Company's voting securities), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time), directly or indirectly, of Licensee’s securities representing 50% or more of the combined voting power of Licensee’s then outstanding securities;

(b)     a tender offer (for which a filing has been made with the Securities and Exchange Commission which purports to comply with the requirements of Section 14(d) of the Exchange Act and the rules thereunder) is made for the stock of Licensee, upon the first to occur of (A) any time during the offer when the person (as defined in clause (i) above) making the offer owns or has accepted for payment securities of Licensee representing 25% or more of the combined voting power of Licensee’s then outstanding securities or (B) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any voting securities owned by such person, securities representing 50% or more of the combined voting power of Licensee’s outstanding securities when the offer terminates;

(c)     during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors (or Board of Managing Members or similar if Licensee is not a corporation), and any new director or managing member (other than a director or managing member designated by a person who has entered into an agreement with Licensee to effect a transaction described in clause (a), (b), (c) or (d) of this Section 9.b.vii) whose election by the Board of Directors or Board of Managing Members or nomination for election by Licensee’s shareholders or members was approved by a vote of at least two-thirds of the directors or managing members then still in office who either were directors or managing members at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors or Board of Managing Members;

(d)     Licensee’s shareholders (or other equity owners if Licensee is not a corporation) approve a merger or consolidation of Licensee with any other corporation or other business entity, other than a merger or consolidation that would result in Licensee’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of voting securities of Licensee or such surviving entity outstanding immediately after such merger or consolidation; or

(e)     Licensee’s shareholders (or other equity owners if Licensee is not a corporation) approve a plan of complete liquidation of Licensor or an agreement for the sale or disposition by Licensee of all or substantially all of Licensee’s assets.

c.     Upon any breach or default by either Party in the performance or observance of any of its obligations under this Agreement, including without limitation an Event of Default, the non-breaching Party may, at its sole option, terminate this Agreement by giving 15 days’ notice (the “Grace Period”) to the breaching Party. The termination shall become effective at the end of the Grace Period, unless before the completion of the Grace Period the breaching Party shall cure the breach or default in full; provided, however, that if a breaching Party has breached this Agreement three times within any 24-month period, the non-breaching Party may terminate this Agreement immediately without providing any Grace Period to the breaching Party.

10.           Obligations and Rights Upon Termination.

a.     Upon termination of this Agreement for any reason, Licensee shall:

i.     promptly return to Licensor all technical writings, business writings, materials, samples, data, drafts, proposals, sales information, business information and all other materials transferred and created during the term of this Agreement, retaining a confidential copy of this Agreement, and cause one or more of its officers to execute a certification, under penalty of perjury, that all such items have been returned;

ii.     immediately stop all business, sales, marketing, publication, public disclosure, research and development on technology within Patent Rights, including joint Patent Rights; and

iii.     immediately terminate or assign to Licensor all of Licensee’s right, title and interest in, to or under any agreements pursuant to which a third party is given rights relating to Licensed Products, the Licensed Processes or Patent Rights, including without limitation Sublicense Agreements. By signing this Agreement, Licensee irrevocably designates and appoints Licensor, as its true and lawful attorney in fact, in its name, place and stead, to make, execute, sign and file such instruments, documents or certificates which may from time to time be required to effective any such termination or assignment. The power of attorney granted hereby shall be irrevocable and is coupled with an interest in favor of Licensor;

b.     Upon termination of this Agreement, Licensor shall have no obligation to refund any payment or fee made to it or received by it under any provision of this Agreement, regardless of purpose.

11.           Representations and Warranties of Licensor. Licensor represents and warrants to Licensee as follows:

a.     Licensor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted.

b.     Licensor has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Licensor. This Agreement has been duly executed and delivered by Licensor and, assuming this Agreement is duly executed and delivered by Licensee, constitutes a valid and legally binding obligation of Licensor enforceable against Licensor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

c.     The execution and delivery by Licensor of this Agreement do not, and compliance by Licensor with the provisions of this Agreement will not, conflict with or result in a breach or default under any of the terms, conditions or provisions of any contract to which Licensor is a party or otherwise bound.

d.     EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, CONSULTANTS AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF THE CLAIMS OF ANY PATENTS ON THE TECHNOLOGY ISSUED OR PENDING, OR FREEDOM OF A PRODUCT THAT EMBODIES TECHNOLOGY FROM INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. IN NO EVENT SHALL LICENSOR, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. LICENSOR REPRESENTS AND WARRANTS IN RESPECT TO THE PATENT RIGHTS THAT IT HAS LEGAL RIGHT TO EXTEND THE RIGHTS TO LICENSEE, AND THAT IT HAS NOT MADE AND WILL NOT MAKE ANY COMMITMENTS TO OTHERS INCONSISTENT WITH OR IN DEROGATION OF SUCH RIGHTS.

12.           Representations and Warranties of Licensee. Licensee represents and warrants to Licensor as follows:

a.     Licensor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its property and to carry on its business as now being conducted.

b.     Licensee has full power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action of Licensee. This Agreement has been duly executed and delivered by Licensee and, assuming this Agreement is duly executed and delivered by Licensor, constitutes a valid and legally binding obligation of Licensee enforceable against Licensee in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

c.     The execution and delivery by Licensee of this Agreement do not, and compliance by Licensee with the provisions of this Agreement will not, conflict with or result in a breach or default under any of the terms, conditions or provisions of any contract to which Licensee is a party or otherwise bound.

13.           Confidentiality. From time to time, so long as this Agreement should be in force or effect, Licensee shall execute a non-disclosure agreement in form and substance as Licensor should from time to time deem necessary or desirable. Licensee shall cause each and every one of its officers, employees, independent contractors, subcontractors and other individuals or entities engaged in, having access to, contact with or otherwise employed in any manner with the Licensed Products, to execute non-disclosure and assignment agreements in form and substance as Licensor should from time to time deem necessary or desirable.

14.           Indemnification.

a.     Licensee Indemnification. Licensee shall indemnify, save and hold harmless Licensor and each of its officers, directors, employees, agents and affiliates, and each of their successors and assigns (collectively, the “Licensor Indemnified Parties”) from and against any and all costs, losses, claims, liabilities, fines, penalties, consequential damages (other than lost profits) whatsoever, including but not limited to death or injury to person or damage to property, and expenses (including interest which may be imposed in connection therewith, court costs and actual attorneys’ and expert witness fees and disbursements of counsel) (collectively, “Damages”) incurred in connection with, arising directly or indirectly out of, resulting from or incident to (i) Licensee’s exercise of any of its rights or conduct of any activities granted hereunder, (ii) the commercial sale and/or use, clinical or otherwise, of Patent Rights, Licensed Products or Licensed Processes by Licensee, its sublicensees, or any customers of any of them in any manner whatsoever; (iii) the performance, non-performance, or harmful effects of the sale, manufacture, or use of the Licensed Products, including without limitation product liability claims; or (iv) third party patent infringement claims stemming from Licensee’s use of any Patent Rights, Licensed Products or Licensed Processes.

b.     Licensor Indemnification. Licensor shall defend, indemnify and hold Licensee harmless from and against any damages, claims, lawsuits, causes of action, liabilities, costs, obligations and expenses (including reasonable attorneys’ fees and court costs) arising solely out of any claim or allegation (whether or not proven) by any third party that the Patent Rights and intellectual property licensed to Licensee pursuant to this Agreement infringes upon or violates a valid intellectual property right or represents a misappropriation of a trade secret of a third party.

c.     If a claim for Damages (a “Claim”) is to be made by a Party entitled to indemnification hereunder (an “Indemnified Party”) against the indemnifying Party (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party, which notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify (to the extent that the information is available) the factual basis for the Claim and the amount of the Damages, if known. If the Claim is a Third Party Claim, the Indemnified Party shall provide the Claim Notice as soon as practicable after such Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 14. If any lawsuit or enforcement action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party has been damaged by such failure.

15.           General Provisions.

a.     Notices. All Notices, requests and other communications that a Party is required or elects to deliver shall be in writing and shall be delivered personally, or by facsimile, or by a recognized overnight courier service, to the other Party at its address set forth below or to such other address as such Party may designate by notice given pursuant to this Section:

If to Licensor:	BioLargo, Inc.
16150 Heron Avenue
La Mirada, CA 90638
Attn: Dennis P. Calvert

If to Licensee:	Clyra Medical Technologies, Inc.
16150 Heron Avenue
La Mirada, CA 90638
Attn: Steven V. Harrison, President

All such notices, requests and other communications will: (i) if delivered personally to the address as provided in this Section 15.a, be deemed given upon delivery; (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section 15.a, be deemed given upon facsimile confirmation; and (iii) if delivered by messenger or courier to the address as provided in this Section 15.a, be deemed given on the earlier of the first business day following the date sent by such messenger or courier upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 15.a. A Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto.

b.     Publicity. Neither Party shall issue any public announcement regarding this Agreement, or which contains the name of the other Party, without giving prior reasonable notice to the other Party, and receiving written approval thereon; provided, however, that (i) Licensor may withhold its approval in its sole and absolute discretion and (ii) written approval from Licensee shall not be required for any disclosures that are required or which counsel advises Licensor are required by applicable law, including without limitation Federal securities laws, in which instance, Licensor shall so notify Licensee as reasonably promptly as commercially possible.

c.     Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the Parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

d.     Waiver and Amendment. No provision of this Agreement may be waived unless in writing signed by all the Parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended only by a written agreement executed by all the Parties to this Agreement.

e.     Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

f.     Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

g.     Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

h.     Costs and Attorneys Fees. If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party’s attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom. As used in this Section 15.h, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

i.     Rights Cumulative. No right granted to the Parties under this Agreement on default or breach is intended to be in full or complete satisfaction of any damages arising out of such default or breach, and each and every right under this Agreement, or under any other document or instrument delivered hereunder, or allowed by law or equity, shall be cumulative and may be exercised from time to time.

j.     Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

k.     Force Majeure. If any Party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control, including, without limitation, acts of God, fire, flood, war, terrorism, earthquake, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or nonperformance.

l.     Assignment and Transfers. Except as otherwise expressly provided herein, Licensee may not assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Licensor. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

m.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the date set forth above.

Licensor Biolargo, Inc. BioLargo Life Technologies, Inc.	Licensee Clyra Medical Technologies, Inc.

/s/Dennis P. Calvert	/s/Steven V. Harrison

By: Dennis P. Calvert, President	By: Steven V. Harrison, President

Exhibit A

Promissory Note

PROMISSORY NOTE

In consideration of the rights granted to Clyra Medical Technologies, Inc. as set forth in that certain license agreement (“License Agreement”) by and between BioLargo, Inc., a Delaware corporation and its wholly owned subsidiary BioLargo Life Technologies, Inc., a California corporation (collectively referred to as “BioLargo”), and Clyra Medical Technologies, Inc., a California corporation (“Clyra”), dated December 17, 2012, Clyra promises to pay to the order of BioLargo, Inc., six million nine hundred seventy-nine thousand thirty nine dollars ($6,979,039) (the “Principal Amount”), payable in two hundred forty (240) equal monthly payments of $50,000, on or before twenty (20) years from the Trigger Date set forth below (the “Maturity Date”), or at an earlier date as provided herein.

Clyra agrees to pay interest on the unpaid Principal Amount at the following annual rates: (i) before the Maturity Date, whether by acceleration or otherwise, at the rate per annum equal to six percent (6%); (ii) after the Maturity Date, whether by acceleration or otherwise, until paid, at a rate per annum equal to twelve percent (12%). Payments of both principal and interest are to be made in immediately available funds in lawful money of the United States of America.

Accrual of interest shall commence as of the “Trigger Date”. “Trigger Date” shall mean the date upon which Clyra receives an aggregate $3,500,000 or more cash capital investment, or its gross monthly revenues exceed $100,000. In such case that its gross monthly revenues exceed $100,000, but is less than $250,000, Clyra may elect to pay twenty percent (20%) of its gross revenues on a monthly basis, rather than the required monthly payment of $50,000, and in which case doing so shall not be an “event of default” under this Note.

This note is subject to the following additional provisions:

1.     Prepayment. The unpaid Principal Amount of this note, or any accrued and unpaid interest, may be prepaid at any time prior to the Maturity Date.

2.     No provision of this Note shall alter or impair the obligation of Clyra, which is absolute and unconditional, upon an Event of Default (as defined below), to pay the principal of, and interest on this Note at the place, time, and rate, and in the coin or currency herein prescribed.

3.     Events of Default. Each of the following occurrences is hereby defined as an “Event of Default”:

a.     Nonpayment. Clyra shall fail to make any payment of principal, interest, or other amounts payable hereunder when and as due; or

b.     Noncompliance with Note. Clyra shall fail to comply in any material respect with any provision hereof, which failure does not otherwise constitute an Event of Default, and such failure shall continue for fifteen (15) days after the occurrence of such failure; or

c.     Noncompliance with License Agreement. Clyra shall fail to comply in any material respect with any provision of the License Agreement, and such failure shall continue for fifteen (15) days after the occurrence of such failure; or

d.     Bankruptcy. Any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, dissolution, or similar proceeding, domestic or foreign, is instituted by or against Clyra or any of its subsidiaries, or Clyra or any of its subsidiaries shall take any step toward, or to authorize, such a proceeding; or

e.     Insolvency. Clyra shall make a general assignment for the benefit of its creditors, shall enter into any composition or similar agreement, or shall suspend the transaction of all or a substantial portion of its usual business.

4.     If one or more “Events of Default” shall occur, then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by BioLargo (which waiver shall not be deemed to be a waiver of any subsequent default) or cured as provided herein, at the option of BioLargo, and in BioLargo's sole discretion, BioLargo may elect to consider this Note (and all interest through such date) immediately due and payable. In order to so elect, BioLargo must deliver written notice of the election and the amount due to Clyra via certified mail, return receipt requested, at Clyra’s address as set forth herein (or any other address provided to BioLargo), and thereafter Clyra shall have fifteen business days upon receipt to cure the Event of Default, pay the Note, or, if so requested by BioLargo, convert the amount due on the Note pursuant to the conversion formula set forth above. It is agreed that in the event of such action, such Holder shall be entitled to receive all reasonable fees, costs and expenses incurred, including without limitation such reasonable fees and expenses of attorneys. The parties acknowledge that a change in control of Clyra shall not be deemed to be an Event of Default as set forth herein.

5.     In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

6.     This Note and all other notes in this series may be subordinated to up to $10 million of additional debt financing that Clyra may incur prior to the Maturity Date.

IN WITNESS WHEREOF, Clyra has caused this Note to be duly executed by an officer thereunto duly authorized.

CLYRA MEDICAL TECHNOLOGIES, INC.

/s/ Steven V. Harrison
By
Name: Steven V. Harrison, President

ACCEPTED:

/s/Dennis P. Calvert
Signature:
By: Dennis P. Calvert, President
On behalf of BioLargo, Inc.